Exhibit 99.1

MARTIN MARIETTA REPORTS

FOURTH-QUARTER AND FULL-YEAR 2023 RESULTS

Achieved Full-Year Records for Revenues, Profitability and Safety Performance

Full-Year Aggregates Unit Profitability Improved 46.4 Percent

Strong Balance Sheet Poised for Continued Strategic Plan Execution

RALEIGH, N.C. (February 14, 2024) – Martin Marietta Materials, Inc. (NYSE: MLM) (“Martin Marietta” or the “Company”), a leading national supplier of aggregates and heavy building materials, today reported results for the fourth quarter and year ended December 31, 2023.

Fourth-Quarter and Full-Year Highlights

(Financial highlights are for continuing operations)

	Quarter Ended December 31,			Year Ended December 31,
(dollars in millions, except per share)	2023	2022	% Change	2023	2022	% Change
Total revenues [1]	$1,608.2	$1,476.5	8.9%	$6,777.2	$6,160.7	10.0%
Gross profit	$483.5	$354.2	36.5%	$2,022.6	$1,423.3	42.1%
Earnings from operations[2]	$370.2	$262.3	41.1%	$1,596.0	$1,206.7	32.3%
Net earnings from continuing operations attributable to Martin Marietta[2]	$287.7	$187.4	53.5%	$1,199.8	$856.3	40.1%
Adjusted EBITDA [3]	$502.6	$391.7	28.3%	$2,127.7	$1,600.3	33.0%
Earnings per diluted share from continuing operations[2]	$4.63	$3.01	53.8%	$19.32	$13.70	41.0%

1
Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
2
Year ended December 31, 2022, earnings from operations, net earnings from continuing operations attributable to Martin Marietta and earnings per diluted share from continuing operations include $151.9 million, $108.8 million and $1.74 per diluted share, respectively, for a nonrecurring gain on a divestiture.
3
Earnings from continuing operations before interest, income taxes, depreciation, depletion and amortization expense, the earnings/loss from nonconsolidated equity affiliates, acquisition, divestiture and integration expenses, and the nonrecurring gain on the divestiture of certain ready mixed concrete operations, or Adjusted EBITDA, is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings from continuing operations attributable to Martin Marietta.

- MORE -

Ward Nye, Chair and CEO of Martin Marietta, stated, "A strong fourth quarter capped the best year in our company's history. In fact, 2023 was extraordinary in nearly every respect for Martin Marietta. We achieved the safest and most profitable year ever while enhancing the durability of our business through enterprise excellence together with undertaking non-core asset divestitures.

"The team's disciplined execution of our proven value-over-volume commercial strategy drove an organic improvement of 33.0 percent and 46.4 percent in full-year Adjusted EBITDA and aggregates unit profitability, respectively. These accomplishments, notwithstanding a macroeconomic backdrop that was highlighted by restrictive monetary policy, a housing slowdown and rising geopolitical tensions, demonstrate the resiliency of our aggregates-led business model and position us well for continued success in 2024 and beyond.

"Looking at the year ahead, we expect aggregates demand for infrastructure, large-scale energy and domestic manufacturing projects will be strong, largely offsetting weaker residential demand and anticipated softening in light nonresidential activity. That said, as mortgage rates stabilize and affordability headwinds recede, we fully expect single-family residential construction to recover, as demand still far exceeds supply particularly in our key markets."

Mr. Nye concluded, "The advantaged nationwide presence of our business, built over decades, and further complemented with our recently-announced acquisitions, uniquely positions us to capitalize on favorable population migration trends in the near-, medium- and long-term. Together with this foundation and our unyielding commitment to execute our proven strategic plan, we fully expect to continue driving sustainable growth and shareholder returns through dynamic macroeconomic cycles."

- MORE -

Fourth-Quarter Financial and Operating Results

(All financial and operating results are for continuing operations and comparisons are versus the prior-year fourth quarter, unless otherwise noted)

Building Materials Business

The Building Materials business achieved record fourth-quarter revenues and gross profit. Revenues of $1.53 billion increased 8.9 percent and gross profit of $461.3 million increased 39.2 percent.

Aggregates

Fourth-quarter aggregates shipments decreased 2.1 percent, reflective of the Company's value-over-volume strategy and moderating demand resulting from the affordability-driven residential slowdown and a softening in warehouse and data center construction. Pricing increased 15.0 percent, or 14.3 percent on a mix-adjusted basis, due to the cumulative effect of January 1, 2023, and mid-year 2023 pricing actions.

Aggregates gross profit increased 36.8 percent to $328.6 million and gross margin increased 650 basis points to 32.2 percent, both fourth-quarter records.

Cement

Texas cement fourth-quarter shipments decreased 8.1 percent to 0.9 million tons, primarily due to wet weather. Pricing increased 16.6 percent, aided by favorable supply/demand dynamics in the Dallas-Fort Worth Metroplex.

Notwithstanding the shipment decline, cement gross profit increased 46.0 percent to $84.5 million and gross margin expanded by 1,450 basis points to 52.8 percent, both fourth-quarter records, as energy and maintenance costs moderated on a comparative basis.

Downstream businesses

Ready mixed concrete revenues improved 12.1 percent to $232.8 million, while gross profit increased 38.3 percent to $21.3 million.

Asphalt and paving revenues increased 13.3 percent to $228.4 million. Gross profit increased 49.8% to $26.9 million as lower natural gas and liquid asphalt, or bitumen, costs augmented pricing growth.

Portfolio Optimization

On January 12, 2024, the Company acquired Albert Frei & Sons (AFS), a leading aggregates producer in Colorado, and entered into a definitive agreement on February 11, 2024, to acquire the Alabama, South Carolina, South Florida, Tennessee and Virginia aggregates operations from affiliates of Blue Water Industries LLC (BWI Southeast). Upon closing of the BWI Southeast transaction, which is expected to occur later this year subject to regulatory approvals and customary closing conditions, these two pure-play aggregates businesses will add approximately one billion tons of reserves in high-growth metropolitan areas including Denver, Nashville, Knoxville and Miami. After giving effect to these transactions, they are expected to more than offset the run-rate

- MORE -

Adjusted EBITDA divested in the February 9, 2024, sale of the Company's South Texas cement and related concrete operations.

Collectively, these portfolio optimizing transactions, wholly consistent with the Company's aggregates-led product strategy, not only improve the Company's product mix and margin profile, but also enhance the durability of the business while maintaining significant balance sheet flexibility for future growth and shareholder returns.

Magnesia Specialties Business

Magnesia Specialties fourth-quarter revenues increased 9.2 percent to $76.0 million, as strong pricing gains in both chemicals and lime product lines, as well as improved demand for lime products, more than offset lower demand for chemical products. Higher revenues, combined with energy tailwinds, resulted in gross profit of $23.0 million for the fourth quarter, a notable 14.9 percent improvement year-over-year.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the year ended December 31, 2023, was $1.53 billion compared with $991.2 million for the prior year.

Cash paid for property, plant and equipment additions for the year ended December 31, 2023, was $650.3 million.

For the year ended December 31, 2023, the Company returned $324.0 million to shareholders through dividend payments and share repurchases. As of December 31, 2023, 12.7 million shares remained under the current repurchase authorization.

The Company had $1.27 billion of unrestricted cash and cash equivalents on hand and $1.20 billion of unused borrowing capacity on its existing credit facilities as of December 31, 2023.

- MORE -

Full-Year 2024 Guidance

The Company’s 2024 guidance table below reflects the AFS acquisition and the South Texas cement and related concrete operations divestiture as of their respective closing dates, but does not include contributions from the announced BWI Southeast acquisition, which will be updated following the closing of the transaction. Giving effect to the two acquisitions and the divestiture as if each closed on January 1, 2024, the Company's full year 2024 Adjusted EBITDA guidance would be $2.37 billion at the midpoint.

2024 GUIDANCE
(Dollars in Millions)	Low *	High *
Consolidated
Total revenues	$6,745	$7,185
Interest expense	$55	$65
Estimated tax rate (excluding discrete events)	21%	22%
Net earnings from continuing operations attributable to Martin Marietta	$1,205	$1,385
Adjusted EBITDA[1]	$2,140	$2,340
Capital expenditures	$650	$700

Building Materials Business
Aggregates
Volume % growth[2]	(2.0)%	2.0%
ASP % growth[3]	10.0%	12.0%
Gross profit	$1,610	$1,730

Cement, Ready Mixed Concrete and Asphalt and Paving
Gross profit	$395	$445

Magnesia Specialties Business
Gross profit	$100	$110

* Guidance range represents the low end and high end of the respective line items provided above.

1
Adjusted EBITDA is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings from continuing operations attributable to Martin Marietta.
2
Volume growth range is inclusive of internal tons and is in comparison to 2023 shipments of 198.8 million tons.
3
ASP growth is in comparison to 2023 ASP of $19.84 per ton.

- MORE -

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliations of non-GAAP financial measures to the closest GAAP measures are included in the Appendix to this earnings release. Management believes these non-GAAP measures are commonly used financial measures for investors to evaluate the Company’s operating performance and, when read in conjunction with the Company’s consolidated financial statements, present a useful tool to evaluate the Company’s ongoing operations, performance from period to period and anticipated performance. In addition, these are some of the factors the Company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Conference Call Information

The Company will discuss its fourth-quarter and full-year 2023 earnings results on a conference call and an online webcast today (February 14, 2024). The live broadcast of the Martin Marietta conference call will begin at 10:00 a.m. Eastern Time and can be accessed by dialing +1 (206) 962-3782 and using conference ID 94062876. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. Additionally, the Company has posted Q4 and Full Year 2023 Supplemental Information on the Investors section of its website.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 28 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Jacklyn Rooker

Director, Investor Relations

(919) 510-4736

Jacklyn.Rooker@martinmarietta.com

MLM-E.

- MORE -

If you are interested in Martin Marietta stock, management recommends that, at a minimum, reading the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this release that relate to the future involve risks and uncertainties and are based on assumptions that the Company believes in good faith are reasonable, but which may be materially different from actual results. These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, provide the investor with the Company’s expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “guidance”, “anticipate”, “may”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of the Company’s forward-looking statements here and in other publications may turn out to be wrong.

Fourth-quarter and full-year results and trends described in this release may not necessarily be indicative of the Company’s future performance. The Company’s outlook is subject to various risks and uncertainties and is based on assumptions that the Company believes in good faith are reasonable, but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this release (including 2024 guidance) include, but are not limited to: the ability of the Company to face challenges, including shipment declines resulting from economic events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates shipment volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state fuel tax(es) or other revenue related to public construction; the level and timing of federal, state or local transportation or infrastructure or public projects funding, most particularly in Texas, North Carolina, Colorado, California, Georgia, Minnesota, Arizona, Iowa, Florida and Indiana; the United States Congress’ inability to reach agreement among themselves or with the Executive Branch on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending and the subsequent impact on construction activity on or near military bases; a decline in energy-related construction activity resulting a sustained period of low global oil prices or changes in oil production patterns or capital spending, particularly in Texas and West Virginia; sustained high residential mortgage interest rates and other factors that have resulted in a slowdown in residential construction in some geographies; unfavorable weather conditions, particularly Atlantic Ocean, Pacific Ocean and Gulf of Mexico storm and hurricane activity, wildfires, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability; the volatility of fuel costs and energy, particularly diesel fuel, electricity, natural gas, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; the resiliency and potential declines of the Company’s various construction end-use markets; the potential negative impacts of new waves of COVID-19 or its variants; or any other outbreak of disease, epidemic or pandemic, or similar public health threat, or fear of such event, and its related economic or societal response, including any impact on the Company's suppliers, customers, or other business partners as well as on its employees; the performance of the United States economy; increasing governmental regulation, including environmental laws and climate change regulations at the federal and state levels; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, Carolinas and Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; potential impact on costs, supply chain, oil and gas prices, or other matters relating to the war between Russia and Ukraine, the war in Israel and related conflict in the Middle East and the conflict between China and Taiwan; trade disputes with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business that is running at capacity; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company; the possibility that the expected synergies from acquisitions will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; the strategic benefits, outlook, performance and opportunities expected as a result of acquisitions and portfolio optimization; changes in tax laws, the interpretation of such laws and/or administrative practices, including acquisitions or divestitures, that would increase the Company’s tax rate; violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; the possibility of a reduction of the Company’s credit rating to non-investment grade; and other risk factors listed from time to time found in the Company’s filings with the SEC.

- MORE -

You should consider these forward-looking statements in light of risk factors discussed in Martin Marietta’s Annual Report on Form 10-K for the year ended December 31, 2022, Martin Marietta’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, and other periodic filings made with the SEC. All of the Company’s forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to the Company or that it considers immaterial could affect the accuracy of its forward-looking statements, or adversely affect or be material to the Company. The Company assumes no obligation to update any such forward-looking statements.

- MORE -

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2023	2022	2023	2022
Total Revenues	$1,608.2	$1,476.5	$6,777.2	$6,160.7
Total cost of revenues	1,124.7	1,122.3	4,754.6	4,737.4
Gross Profit	483.5	354.2	2,022.6	1,423.3

Selling, general and administrative expenses	118.7	100.7	442.8	396.7
Acquisition, divestiture and integration expenses	7.6	3.0	12.2	9.1
Other operating income, net	(13.0)	(11.8)	(28.4)	(189.2)
Earnings from Operations	370.2	262.3	1,596.0	1,206.7

Interest expense	40.2	42.6	165.3	169.0
Other nonoperating income, net	(12.9)	(13.3)	(62.1)	(53.4)
Earnings from continuing operations before income tax expense	342.9	233.0	1,492.8	1,091.1
Income tax expense	55.1	45.4	292.5	234.8
Earnings from continuing operations	287.8	187.6	1,200.3	856.3
(Loss) Earnings from discontinued operations, net of income tax (benefit) expense	(5.2)	(3.8)	(30.9)	10.5
Consolidated net earnings	282.6	183.8	1,169.4	866.8
Less: Net earnings attributable to noncontrolling interests	0.1	0.2	0.5	—
Net Earnings Attributable to Martin Marietta	$282.5	$183.6	$1,168.9	$866.8

Net earnings (loss) per common share attributable to common shareholders:
Basic from continuing operations	$4.65	$3.02	$19.38	$13.74
Basic from discontinued operations	$(0.08)	$(0.06)	$(0.50)	$0.17
Basic	$4.57	$2.96	$18.88	$13.91

Diluted from continuing operations	$4.63	$3.01	$19.32	$13.70
Diluted from discontinued operations	$(0.08)	$(0.06)	$(0.50)	$0.17
Diluted	$4.55	$2.95	$18.82	$13.87

Weighted-average common shares outstanding:
Basic	61.8	62.1	61.9	62.3
Diluted	62.0	62.3	62.1	62.5

Dividends per common share	$0.74	$0.66	$2.80	$2.54

- MORE -

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Year Ended
	December 31		December 31
	2023	2022	2023	2022
Total revenues:
Building Materials business:
East Group	$684.3	$601.1	$2,763.4	$2,468.1
West Group	847.9	805.8	3,698.4	3,388.6
Total Building Materials business	1,532.2	1,406.9	6,461.8	5,856.7
Magnesia Specialties	76.0	69.6	315.4	304.0
Total	$1,608.2	$1,476.5	$6,777.2	$6,160.7

Earnings (Loss) from operations:
Building Materials business:
East Group	$225.5	$162.2	$857.1	$640.2
West Group	159.9	110.8	777.1	588.1
Total Building Materials business	385.4	273.0	1,634.2	1,228.3
Magnesia Specialties	15.2	16.8	76.0	75.2
Corporate	(30.4)	(27.5)	(114.2)	(96.8)
Total	$370.2	$262.3	$1,596.0	$1,206.7

- MORE -

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(Dollars in millions)

	Three Months Ended				Year Ended
	December 31				December 31
	2023		2022		2023		2022
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
Total revenues:
Building Materials business:
Aggregates	$1,021.9		$934.1		$4,301.6		$3,879.0
Cement	160.2		151.0		725.5		620.0
Ready mixed concrete	232.8		207.8		1,009.3		953.2
Asphalt and paving	228.4		201.5		887.1		787.9
Less: Interproduct sales	(111.1)		(87.5)		(461.7)		(383.4)
Total Building Materials business	1,532.2		1,406.9		6,461.8		5,856.7
Magnesia Specialties	76.0		69.6		315.4		304.0
Consolidated total revenues	$1,608.2		$1,476.5		$6,777.2		$6,160.7

Gross profit (loss):
Building Materials business:
Aggregates	$328.6	32.2%	$240.1	25.7%	$1,378.1	32.0%	$983.8	25.4%
Cement	84.5	52.8%	57.9	38.3%	333.6	46.0%	202.7	32.7%
Ready mixed concrete	21.3	9.1%	15.4	7.4%	102.0	10.1%	70.7	7.4%
Asphalt and paving	26.9	11.8%	18.0	8.9%	109.0	12.3%	81.0	10.3%
Total Building Materials business	461.3	30.1%	331.4	23.6%	1,922.7	29.8%	1,338.2	22.8%
Magnesia Specialties	23.0	30.3%	20.0	28.8%	97.1	30.8%	90.9	29.9%
Corporate	(0.8)	NM	2.8	NM	2.8	NM	(5.8)	NM
Total	$483.5	30.1%	$354.2	24.0%	$2,022.6	29.8%	$1,423.3	23.1%

- MORE -

Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(in millions)

	December 31	December 31
	2023	2022
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$1,271.8	$358.0
Restricted cash	10.5	0.8
Restricted investments (to satisfy discharged debt and related interest)	—	704.6
Accounts receivable, net	753.3	785.9
Inventories, net	988.6	873.7
Current assets held for sale	807.1	73.2
Other current assets	87.6	80.7
Property, plant and equipment, net	6,185.9	6,316.7
Intangible assets, net	4,087.2	4,497.3
Operating lease right-of-use assets, net	371.6	383.5
Other noncurrent assets	561.3	919.2
Total assets	$15,124.9	$14,993.6

LIABILITIES AND EQUITY
Current maturities of long-term debt, including discharged debt	$399.6	$699.1
Current liabilities held for sale	18.2	4.5
Other current liabilities	752.4	742.0
Long-term debt (excluding current maturities)	3,945.6	4,340.9
Other noncurrent liabilities	1,973.5	2,034.3
Total equity	8,035.6	7,172.8
Total liabilities and equity	$15,124.9	$14,993.6

- MORE -

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(in millions)
	Twelve Months Ended
	December 31
	2023	2022
Cash Flows from Operating Activities:
Consolidated net earnings	$1,169.4	$866.8
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	513.2	506.0
Stock-based compensation expense	50.0	42.7
Net gains on divestitures, sales of assets and extinguishment of debt	(1.9)	(195.7)
Deferred income taxes, net	(36.1)	(0.6)
Other items, net	(16.5)	(11.7)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	31.4	(12.1)
Inventories, net	(188.7)	(131.7)
Accounts payable	(17.0)	(31.2)
Other assets and liabilities, net	24.6	(41.3)
Net Cash Provided by Operating Activities	1,528.4	991.2

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(650.3)	(481.8)
Acquisitions, net of cash acquired	—	11.0
Proceeds from sale of restricted investment related to discharge of long-term debt	700.0	—
Proceeds from divestitures and sales of assets	426.5	687.1
Purchase of restricted investments to discharge long-term debt	—	(704.6)
Repayment of note receivable from affiliate	6.0	—
Investments in life insurance contracts, net	7.4	7.5
Investments in limited liability company	(27.0)	—
Other investing activities, net	(3.9)	(3.0)
Net Cash Provided by (Used for) Investing Activities	458.7	(483.8)

Cash Flows from Financing Activities:
Repayments of long-term debt	(700.0)	(54.5)
Debt issuance and extinguishment costs	(0.7)	(0.7)
Payments on finance lease obligations	(17.6)	(15.0)
Dividends paid	(174.0)	(159.1)
Repurchases of common stock	(150.0)	(150.0)
Distributions to owners of noncontrolling interest	(0.5)	—
Contributions by noncontrolling interest to join venture	0.1	—
Proceeds from exercise of stock options	1.2	0.6
Shares withheld for employees’ income tax obligations	(22.1)	(28.8)
Net Cash Used for Financing Activities	(1,063.6)	(407.5)

Net Increase in Cash, Cash Equivalents and Restricted Cash	923.5	99.9
Cash, Cash Equivalents and Restricted Cash, beginning of year	358.8	258.9
Cash, Cash Equivalents and Restricted Cash, end of year	$1,282.3	$358.8

- MORE -

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Shipments (in millions)
Aggregates tons	46.6	47.7	198.8	207.7
Cement tons	0.9	0.9	4.0	4.2
Ready mixed concrete	1.5	1.5	6.5	7.4
Asphalt tons	2.4	2.1	9.4	9.1

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$20.22	$17.58	$19.84	$16.68
Cement (per ton)	$179.14	$153.70	$174.27	$142.83
Ready mixed concrete (per cubic yard)	$159.73	$139.45	$154.34	$128.15
Asphalt (per ton)	$66.47	$63.59	$65.90	$61.77

- MORE -

Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Earnings from continuing operations before interest; income taxes; depreciation, depletion and amortization expense; the earnings/loss from nonconsolidated equity affiliates; acquisition, divestiture and integration expenses; and the nonrecurring gain on the divestiture of certain ready mixed concrete operations (Adjusted EBITDA) is an indicator used by the Company and investors to evaluate the Company’s operating performance from period to period. Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to earnings from operations, net earnings or operating cash flow. For further information on Adjusted EBITDA, refer to the Company’s website at www.martinmarietta.com.

A Reconciliation of Net Earnings from Continuing Operations Attributable to Martin Marietta to Adjusted EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(in millions)
Net earnings from continuing operations attributable to Martin Marietta	$287.7	$187.4	$1,199.8	$856.3
Add back:
Interest expense, net of interest income	25.7	33.9	118.6	155.4
Income tax expense for controlling interests	55.0	45.5	292.3	234.8
Depreciation, depletion and amortization expense and noncash earnings/loss from nonconsolidated equity affiliates	126.6	121.9	504.8	496.6
Acquisition, divestiture and integration expenses	7.6	3.0	12.2	9.1
Nonrecurring gain on divestiture	—	—	—	(151.9)
Adjusted EBITDA	$502.6	$391.7	$2,127.7	$1,600.3

A Reconciliation of the GAAP Measure to 2024 Adjusted EBITDA Guidance Range is as follows:

	Low Point of Range	High Point of Range
	(Dollars in Millions)
Net earnings from continuing operations attributable to Martin Marietta	$1,205.0	$1,385.0
Add back:
Interest expense, net of interest income	55.0	65.0
Income tax expense for controlling interests	360.0	350.0
Depreciation, depletion and amortization expense and earnings/loss from nonconsolidated equity affiliates	520.0	540.0
Adjusted EBITDA	$2,140.0	$2,340.0

- MORE -

Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (Continued)

Mix-adjusted average selling price (mix-adjusted ASP) is a non-GAAP measure that excludes the impact of period-over-period product, geographic and other mix on the average selling price. Mix-adjusted ASP is calculated by comparing current-period shipments to like-for-like shipments in the comparable prior period. Management uses this metric to evaluate the realization of pricing increases and believes this information is useful to investors. The following reconciles reported average selling price to mix-adjusted ASP and corresponding variances.

	Three Months Ended
	December 31,
	2023	2022

Aggregates:
Reported average selling price	$20.22	$17.58
Adjustment for impact of product, geographic and other mix	(0.12)
Mix-adjusted average selling price	$20.10

Reported average selling price variance	15.0%
Mix-adjusted ASP variance	14.3%

Cement - Continuing Operations:
Reported average selling price	$179.14	$153.70
Adjustment for impact of product, geographic and other mix	(1.07)
Mix-adjusted average selling price	$178.07

Reported average selling price variance	16.6%
Mix-adjusted ASP variance	15.9%

- END -